STRATEGIC INVESTMENT AGREEMENT

                                     between

                              DIGIMARC CORPORATION

                                       and

                             MACROVISION CORPORATION

                         Dated as of September 17, 2000
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                                Table of Contents

                                                                            Page

ARTICLE I. Purchase and Sale of Additional Shares............................2
         1.1  Purchase and Sale of the Additional Shares.....................2
         1.2  The Closing....................................................2
         1.3  JDA Amendment..................................................2

ARTICLE II. Representations and Warranties...................................3
         2.1  Representations and Warranties of the Company..................3
         2.2  Representations and Warranties of the Investor................10

ARTICLE III. Covenants......................................................12
         3.1  [Reserved]....................................................12
         3.2  Investor's Standstill Agreement...............................12
         3.3  Transfer......................................................13
         3.4  Compliance with Section 13....................................14
         3.5  Director Appointments and Election............................14

ARTICLE IV. Registration Rights.............................................15
         4.1  Legend........................................................15
         4.2  Registration on Form S-3......................................16
         4.3  Piggyback Registration........................................17
         4.4  Registration Procedures.......................................18
         4.5  Delay of Registration; Furnishing Information.................20
         4.6  Termination of Registration Rights............................21
         4.7  Indemnification...............................................21
         4.8  Assignment of Registration Rights.............................23
         4.9  Limitation on Subsequent Registration Rights..................24
         4.10 Market Stand-Off Agreement....................................24
         4.11 Rule 144 Reporting............................................24

ARTICLE V. Additional Agreements............................................25
         5.1  Consents; Approvals...........................................25
         5.2  Procedural Safeguards.........................................25

ARTICLE VI. Conditions Precedent............................................26
         6.1  Investor Conditions to Closing................................26
         6.2  Company Conditions to Closing.................................28

ARTICLE VII. Miscellaneous..................................................29
         7.1  Fees and Expenses.............................................29
         7.2  Severability..................................................29
         7.3  Consent to Jurisdiction.......................................30
         7.4  Dispute Resolution Procedures.................................30
         7.5  Brokers.......................................................32
         7.6  Entire Agreement; Amendments..................................33
         7.7  Notices.......................................................33


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         7.8  No Waiver.....................................................34
         7.9  Heading.......................................................34
         7.10 Successors and Assigns........................................34
         7.11 No Third Party Beneficiaries..................................35
         7.12 Governing Law.................................................35
         7.13 Further Assurances............................................35
         7.14 Relationship of the Parties...................................35
         7.15 Publicity.....................................................35
         7.16 Number and Gender of Words....................................36
         7.17 Interpretation................................................36
         7.18 Counterparts..................................................36


                                       ii
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                                TABLE OF EXHIBITS

Exhibit A - Definitions
Exhibit B - JDA Amendment
Exhibit C - Schedule of Exceptions
Exhibit D - Director Agreement

                              DIGIMARC CORPORATION

                         STRATEGIC INVESTMENT AGREEMENT

      THIS STRATEGIC INVESTMENT AGREEMENT (this "Agreement") is made as of September 17, 2000 by and between MACROVISION CORPORATION, a Delaware corporation (the "Investor"), and DIGIMARC CORPORATION, a Delaware corporation (the "Company"), (each a "Party", collectively, the "Parties"). Capitalized terms used in this Agreement and not otherwise defined are defined in Exhibit A, attached hereto and incorporated by reference herein.

      A. The Investor and the Company believe that a more extensive business relationship between them would be mutually advantageous.

      B. As part of such current and potential business relationship, the Parties desire that the Investor further increase its equity stake in the Company by purchasing additional shares of the Company's Common Stock (the "Common Stock", and such shares, the "Additional Shares") at a purchase price of the lower of (i) $20.00 per share and (ii) the price to be paid for the Common Stock by Koninklijke Philips Electronics N.V. or an Affiliate thereof ("Philips") for the purchase of approximately twelve percent (12%) of the issued and outstanding Common Stock pursuant to the Strategic Investment Agreement between the Company and Philips of even date herewith (the "Philips Strategic Investment Agreement"), such that after its purchase of the Additional Shares the Investor will hold an aggregate amount of Common Stock equal to the Macrovision Percentage (defined below). The "Macrovision Percentage" of the Common Stock shall be an amount equal to twelve and five tenths of a percent (12.5%) of the issued and outstanding Common Stock at the Closing, including the 924,475 shares of Common Stock currently owned by the Investor (the "Original Shares") and the Additional Shares to be issued to the Investor hereunder and the shares issued or to be issued pursuant to the Philips Strategic Investment Agreement, but excluding shares subject to warrants, options or other contracts for the sale of the Common Stock existing on the date of this Agreement. If the Company issues any warrants, options or other contracts for the purchase of Common Stock after the date of this Agreement but prior to the Closing (other than pursuant to the Company's existing employee stock purchase plans), then the Investor may purchase (at its option) a number of shares of Common Stock such that the Macrovision Percentage may be calculated including the Common Stock available for issuance under such warrants, options and other contracts.

      NOW, THEREFORE, in consideration of the mutual promises contained herein and made pursuant hereto, and good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto do hereby agree as follows:


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

                                   ARTICLE I.

                          Purchase and Sale of Additional Shares

1.1 Purchase and Sale of the Additional Shares.

      Subject to the terms and conditions hereof, the Company will issue and sell to the Investor, and the Investor will purchase from the Company, at the Closing (defined in Section 1.2), that number of Additional Shares at a purchase price per share (the "Share Price") equal to the lower of (a) $20.00 per share and (b) the price for the Common Stock to be paid by Philips pursuant to the Philips Strategic Investment Agreement, such that the Investor will hold an aggregate amount of Common Stock equal to the Macrovision Percentage. The "Total Purchase Price" shall be the Share Price multiplied by the number of Additional Shares purchased by the Investor, such number of shares when taken together with the Original Shares not to exceed the Macrovision Percentage.

1.2 The Closing.

      The purchase and sale of the Additional Shares shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, on October 19, 2000, or at such other time and place as the Company and the Investor mutually agree upon orally or in writing (the "Closing"). At the Closing, the Company shall deliver to the Investor a stock certificate representing the Additional Shares purchased by the Investor, and the Investor shall pay the Total Purchase Price by wire transfer of immediately available funds in the manner requested by the Company, all in accordance with Section 1.1.

1.3 JDA Amendment.

      On the date hereof the Parties will execute an amendment to the Joint Development Agreement between them, dated as of August 22, 1997 and as previously amended, which is attached hereto as Exhibit B (the "JDA Amendment"). Pursuant to the JDA Amendment, the Investor has agreed to prepay the minimum royalties due thereunder and, as additional consideration for such acceleration, the Company has agreed to reduce the total amount due thereunder to $2,000,000, payable over four (4) quarters, starting with the calendar quarter ending September 30, 2000. The remaining terms and conditions are more fully set forth in the JDA Amendment.


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                                  ARTICLE II.

                         Representations and Warranties

2.1 Representations and Warranties of the Company.

      Except as set forth on the Schedule of Exceptions, attached hereto as Exhibit C ("Schedule of Exceptions"), or as disclosed in the SEC Documents (as defined in Section 2.1(f)), the Company represents and warrants to the Investor as follows:

      (a) Organization and Qualification.

      The Company is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and where the failure to qualify would have a Material Adverse Effect with respect to the Company.

      (b) Authorization; Enforcement.

      The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Additional Shares in accordance with the terms hereof. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. Subject to the Company's receipt of the Total Purchase Price, this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by equitable principles of general application.

      (c) Capitalization.

      The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which as of September 13, 2000, 13,085,930 shares were issued and outstanding and 5,000,000 shares of Preferred Stock, none of which is outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. As of September 15, 2000, the Company has: (1) granted options to purchase a total of 4,028,438 shares of Common Stock; (2) issued warrants covering 150,000 shares of Common Stock; (3) not entered into other contracts covering the future issuance of any shares of Common Stock; (4) reserved for issuance 1,167,470 shares of Common Stock under its employee stock option plans; and (5) reserved for issuance 575,603 shares of

Common Stock under its employee stock purchase plans. The Company has furnished to the Investor true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Certificate of Incorporation") and the Company's By-laws, as in effect on the date hereof (the "By-laws").

      (d) Validity of Additional Shares.

      The Additional Shares, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

      (e) No Conflicts.

      The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not (i) result in a violation of the Company's Certificate of Incorporation or By-laws, or (ii) conflict with, or constitute a default (or an event which with material notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, material indenture or material instrument to which the Company is a Party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect on the Company). No action, suit, dispute or proceeding is pending or, to the best knowledge of the Company, threatened against the Company which, if adversely determined, would prevent the Company from carrying out its obligations under this Agreement or which would have a Material Adverse Effect on the Company or on any of the Company's Intellectual Property (as defined in Section 2(m)(i) hereof). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect with respect to the Company. Except as contemplated by this Agreement, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or Governmental Authority in order for it to execute, deliver or perform any of its obligations under this Agreement.

      (f) SEC Documents, Financial Statements.

      Since December 7, 1999, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all filings with the SEC since such date through the date of this Agreement are hereinafter the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (when read together with all exhibits included therein and financial statement schedules thereto


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

and documents (other than exhibits) incorporated by reference) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or year-end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      (g) Liabilities.

      The Company has no debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP, consistently applied, and regardless of whether such debts, obligations, duties or liabilities are immediately due and payable (hereinafter, "Liabilities"), and the executive officers of the Company have no knowledge that could result in any such debts, obligations, duties or liabilities of the Company except:

            (i) Those Liabilities disclosed in the SEC Documents; or

            (ii) Those Liabilities reflected or reserved against on the Company's June 30, 2000 balance sheet (the "Interim Balance Sheet") or incurred by the Company in the ordinary course of business since June 30, 2000, none of which individually or in the aggregate had or will have a Material Adverse Effect on the business of the Company or its property, assets, financial condition, earnings, profits or prospects or which would have a material adverse effect on any of the Intellectual Property.

      (h) Offering.

      Assuming (i) the accuracy of the representations and warranties of the Investor contained in Section 2.2 hereof and (ii) that the principal office of the Investor is at 1341 Orleans Drive, Sunnyvale, California, the offer, issuance, and sale of the Additional Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act and are exempt from the registration, permit, or qualification requirements of all applicable state securities laws.


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

      (i) Subsidiaries.

      The Company does not presently own or control, directly, or indirectly, any interest in any other corporation, association, partnership, or other business entity.

      (j) Litigation.

      There are no civil, criminal or administrative actions, suits, claims, hearings or proceedings pending, initiated or, to the best knowledge of the executive officers of the Company, threatened, against the Company which, if decided adversely, are reasonably expected to have a Material Adverse Effect with respect to the Company. There are no actions, suits, claims, hearings or proceedings pending, initiated or, to the best knowledge of the Company, threatened, by the Company against any other Person for claims in excess of $500,000.

      (k) Watermarking Technology.

      There is no present intention by the Company to depart from its business plan of aggressively developing and marketing its watermarking technology.

      (l) Absence of Certain Changes.

      Since the date of the Company's most recent quarterly report filed with the SEC (the "Audit Date"), the Company has conducted its businesses only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of its business. Without limiting the generality of the foregoing, since the Audit Date there has not been any damage, destruction or other casualty or loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its subsidiaries, whether or not covered by insurance, which will have a Material Adverse Effect on the Company.

      (m) Intellectual Property.

            (i) The Company is the sole legal and beneficial owner of all intellectual property, proprietary technology and proprietary information held or used in the business of the Company (the "Intellectual Property"), except for Intellectual Property that is the subject of any license for Third Party Intellectual Property Rights (a "Third Party Intellectual Property License") or commercially available or user licenses. Notwithstanding the foregoing, the Company makes no warranty about third party patents that have not, to the knowledge of the Company's executive officers, been asserted in writing against the Company as of the date hereof, other than: (A) third party patents that the Company has asked outside legal counsel to analyze to determine whether such patents apply to the Company's products; (B) any third-party patent for which the Company's in-house attorneys have prepared a written analysis relating to the relevance of such patent to the Company's products; (C) third-party patents that have been identified by or brought to the attention to any of the executive officers of the Company (which includes its Chief Technology Officer and the general managers of each of its three lines of business) or the Vice President of Engineering or the Vice President of Corporate Development of the Company as being potentially infringed by the Company's products or methods, or (D) third party patents that the Company is willfully infringing.

            (ii) With the exception of immaterial licenses and agreements entered into in the normal course of business and except for as set forth in the Schedule of Exceptions, the Company has not entered into any contracts or created any encumbrances which affect the Intellectual Property or restrict the use by the Company of the Intellectual Property in any way.

            (iii) The Company is in compliance in all material respects with all Third Party Intellectual Property Licenses.

            (iv) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of obligations hereunder in violation or breach of any contracts as to which the Company licenses or sublicenses the Intellectual Property or any Third Party Intellectual Property Licenses.

            (v) The Company has the right to license to third parties the use of the Intellectual Property other than commercially available and user software licenses and other than the Intellectual Property that, in the aggregate, would be immaterial to the Company's business.

            (vi) All registrations and filings relating to the Company's Intellectual Property are in good standing. All maintenance and renewal fees necessary to preserve the rights of the Company in respect of its Intellectual Property have been made. The registrations and filings relating to the Company's Intellectual Property are proceeding, and there are no facts of which the executive officers of the Company have knowledge which could significantly undermine those registrations or filings or reduce to a significant extent the scope of protection of any patents arising from such applications beyond that which ordinarily might occur in a patent prosecution proceeding. Notwithstanding the foregoing, the Company only makes the foregoing warranties under this subsection (vi) to the knowledge of the Company's executive officers as of the Closing as applied to the Third Party Intellectual Property Rights.

            (vii) The manufacturing, marketing, distribution or sale of any product currently manufactured, marketed, distributed or sold by, or identified for development by, the Company, any of its subsidiaries, licensees or sublicensees in the countries where the Company has conducted or proposes to conduct such activities does not and would not infringe, induce infringement or contributorily infringe the intellectual property rights throughout the world of any third party (collectively, "Third Party Intellectual Property Rights"), except the Company makes no warranty about third party patents that have not, to the knowledge of the Company's executive officers, been asserted in writing against the Company as of the date hereof, other than: (A) third party patents that the Company has asked outside legal counsel to analyze to determine whether such patents apply to the Company's products; (B) any third-party patent for which the Company's in-house attorneys have prepared a written analysis relating to the relevance of such patent to the Company's products; (C) third-party patents that have been identified by or brought to the attention to any of the executive officers of the Company or the Vice President of Engineering or the Vice President of Corporate Development of the Company as being potentially infringed by the Company's products or methods, or (D) third party patents that the Company is willfully infringing.

            (viii) Except as set forth in the Schedule of Exceptions, there are no allegations, claims or proceedings instituted or pending which challenge the rights possessed by the Company to use the Intellectual Property or the validity or effectiveness of the Intellectual Property, including without limitation any interferences, oppositions, cancellations or other contested proceedings.

            (ix) There are no outstanding claims or proceedings instituted or pending by any third party challenging the ownership, priority, scope or validity or effectiveness of any Intellectual Property.

            (x) There are no Third Party Intellectual Property Rights that would be infringed by the continued practice of any technologies previously used or presently used by the Company, except the Company makes no warranty about third party patents that have not, to the knowledge of the Company's executive officers, been asserted in writing against the Company as of the date hereof, other than: (A) third party patents that the Company has asked outside legal counsel to analyze to determine whether such patents apply to the Company's products; (B) any third-party patent for which the Company's in-house attorneys have prepared a written analysis relating to the relevance of such patent to the Company's products; (C) third-party patents that have been identified by or brought to the attention to any of the executive officers of the Company or the Vice President of Engineering or the Vice President of Corporate Development of the Company as being potentially infringed by the Company's products or methods, or (D) third party patents that the Company is willfully infringing.

            (xi) Except as set forth in the Schedule of Exceptions, to the knowledge of the executive officers of the Company, there is no unauthorized use, infringement or misappropriation of the Intellectual Property by any third party, including any employee or former employee of the Company or any of its subsidiaries, except for use, infringement or misappropriation that would not have a Material Adverse Effect.

            (xii) The Company has taken commercially reasonable measures to maintain the confidentiality of the inventions, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information of the Company, and all other information the value of which to the Company is contingent upon maintenance of the confidentiality thereof.


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

      (n) Payments.

      To the knowledge of the executive officers of the Company, none of the current stockholders, directors, officers, representatives, agents or employees of the Company (i) has used or is using any corporate funds for any illegal or improper contributions, gifts, entertainment or other unlawful expenses, (ii) has used or is using any corporate funds for any direct or indirect unlawful or improper payments to any domestic government officials or employees, (iii) has established or maintained, or is maintaining, any unlawful, improper or unrecorded fund of corporate monies or other properties, (iv) has made any false or fictitious entries on the books and records of the Company, (v) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful or improper payment of any nature using corporate funds or otherwise on behalf of the Company, or (vi) has made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of the Company.

      (o) Registration Rights.

      The Company has not granted registration rights with respect to the Company's securities, except as set forth in the Company's Second Amended and Restated Investor Rights Agreement, dated as of November 2, 1999.

      (p) Full Disclosure.

      No representation or warranty made by the Company in this Agreement nor any of the exceptions, qualifications or other information set forth in the Schedule of Exceptions (i) contains any statement that is false or misleading with respect to any material fact, or (ii) omits to state any material fact that is necessary to make the statements made in the context in which made, not false or misleading. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall require the Company to provide to the Investor information which (A) the Company must, under confidentiality obligations to third parties, not disclose to the Investor; (B) is protected by the attorney-client privilege of the Company; or (C) is the Company's attorney work product.

      (q) Disclaimer.

      The Company shall not be deemed to have made to the Investor any representation or warranty other than as expressly made by the Company in this
Section 2.1. Without limiting the generality of the foregoing, and without prejudice to any express representations and warranties made by the Company in this Section 2.1, the Company makes no representation or warranty to the Investor with regard to any projections, estimates or budgets or as to any matters addressed in other materials previously delivered to or made available to the Investor with respect to future revenues, expenses, expenditures or future results of operations. Within the limits of the foregoing disclaimer, nothing in this Section 2.1(q) shall limit any remedy that may be available to the Investor pursuant to Applicable Law.


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

2.2 Representations and Warranties of the Investor.

      The Investor hereby makes the following representations and warranties to the Company:

      (a) Authorization; Enforcement.

      The Investor is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Investor or its Board of Directors or stockholders is required. This Agreement has been duly authorized, executed and delivered by the Investor. Upon receipt of the Additional Shares, this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

      (b) Present Ownership.

      Other than the Original Shares and the Additional Shares to be acquired pursuant to this Agreement, the Investor does not Beneficially Own any other securities issued by the Company.

      (c) Investment Intent.

      The Investor is acquiring the Additional Shares solely for the purpose of investment within the meaning of 16 C.F.R. Section 802.9. Based upon the Company's representation in Section 2.1(c) regarding its issued and outstanding stock, as a result of this investment, the Investor and all other entities controlled by the Investor will not own more than 12.5% of the outstanding voting securities of the Company. As used in the preceding sentence, the term "controlled" shall have the meaning set forth in 16 C.F.R. Section 801.1(b). This representation and warranty is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

      (d) No Conflicts.

      The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not (i) result in a violation of the Investor's certificate of incorporation or by-laws or (ii) conflict with, or constitute a default (or an event which with material notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, material indenture or material instrument to which the Investor or any of its subsidiaries is a Party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor, any of its subsidiaries or by which any property or asset of the Investor or any of its subsidiaries is bound or affected (except in the case of subclause (ii) for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Investor or materially impair the Investor's ability to perform its obligations under this Agreement). No action, suit, dispute or proceeding is pending or, to the best knowledge of the Investor, threatened against the Investor which, if adversely determined, would prevent the Investor from carrying out its obligations under this Agreement. Except as contemplated by this Agreement, the Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Additional Shares in accordance with the terms hereof.

      (e) Investment Representation.

      The Investor understands and acknowledges that none of the Additional Shares have been registered or qualified under the federal or applicable state securities laws and the Additional Shares are being sold to and purchased by the Investor in reliance upon applicable exemptions from such registration and qualification requirements. The Investor is an "Accredited Investor" within the meaning of the federal securities laws and acknowledges that it has been furnished with access to, and has been afforded access to, and afforded the opportunity to ask questions and receive answers concerning such information pertaining to the Additional Shares, the Company, and its assets and liabilities as it deemed necessary to decide whether to purchase the Additional Shares pursuant to the terms of this Agreement. The Additional Shares will be acquired by the Investor for investment only and not with a view to any public distribution thereof. The Investor understands that the Additional Shares are "Restricted Securities" within the meaning of the federal securities laws. The Investor agrees that it will not offer to sell or otherwise dispose of any of the Additional Shares in violation of the registration and qualification requirements of the federal and applicable state securities laws. All certificates to be delivered at the Closing evidencing the Additional Shares will contain appropriate legends incorporating any applicable securities laws restrictions.

      (f) Disclaimer.

      The Investor shall not be deemed to have made to the Company any representation or warranty other than as expressly made by the Investor in this
Section 2.2. Without limiting the generality of the foregoing, and without prejudice to any express representations and warranties made by the Investor in this Section 2.2, the Investor makes no representation or warranty to the Company with regard to any issues related to projections, estimates or budgets or other matters previously delivered to or made available to the Company with respect to future revenues, expenses, expenditures or future results of operations. Nothing in this Section 2.2(f) shall limit any remedy that may be available to Company pursuant to Applicable Law.

                                  ARTICLE III.

                                    Covenants

3.1 [Reserved].

3.2 Investor's Standstill Agreement.

      (a) Standstill Period.

      Subject to subsection (b) below, during the period commencing on the Closing and ending on the first anniversary of the Closing (the "Standstill Period"), the Investor agrees that, except as specifically permitted by this Agreement, the Investor and each of its Affiliates will not, in any manner, directly or indirectly:

            (i) acquire, or offer or agree to acquire, any Common Stock of the Company or any of its successors, except by way of stock dividends or other distributions or offerings made available to holders of Common Stock generally, provided, however, that the Investor or its Affiliates may acquire securities if after the acquisition thereof the Investor and its Affiliates would hold in the aggregate less than 12.5% of the Company's outstanding Common Stock (assuming the full conversion and exercise of all securities convertible or exercisable into Common Stock) (such percentage limitation being the "Standstill Percentage"); provided further, however, that the Investor or any of its Affiliates shall not be required to dispose of those shares of capital stock held in excess of the Standstill Percentage solely because the Company has purchased and retired shares of, or otherwise reduced, its outstanding capital stock;

            (ii) disclose any intention, plan or arrangement inconsistent with the foregoing; or

            (iii) enter into any discussions, negotiations, arrangements or understanding with any third party with respect to, or aid, abet or encourage any action prohibited by, any of the foregoing.

      (b) Exceptions.

            (i) Notwithstanding any provision of this Section 3.2 to the contrary, the provisions of subsection (a) above shall terminate on the following events:

                  (A) one year after the date of the Closing; or

                  (B) in the event that (x) the Company enters into a transaction regarding the Company's securities or assets with any person or entity not affiliated with the Investor or (y) a person or entity not affiliated with the Investor has commenced (or has publicly announced its intention to commence) a formal tender offer to acquire all or such portion of the Company's outstanding voting securities or undertaken a proxy contest, that would, in the case of (x) or (y) above, if successful, result in a change of control of the Company's Board of Directors or (z) a third party acquires more than 12.5% of the Company's outstanding Common Stock or indicates in a filing with the SEC an intent to acquire more than 12.5% of the Company's outstanding Common Stock.

            (ii) Notwithstanding any provision of this Section 3.2 to the contrary, the provisions of subsection (a) above shall not be construed to prohibit or otherwise restrict the ability of the Investor or any of its affiliates to invest in, or otherwise acquire an ownership interest in, any other Person who itself owns Common Stock of the Company (or securities convertible or otherwise exchangeable into Common Stock of the Company), so long as such investment or acquisition is not primarily for the purpose of acquiring Common Stock of the Company.

      (c) Notice of Acquisition; Compliance.

      So long as the Investor complies with this Agreement, during the Standstill Period, the Investor agrees that within thirty (30) days following the Investor's acquisition of Company Securities in any open market purchase or other purchase which is specifically permitted by this Agreement, it will give the Company notice of such acquisition. All open market purchases of shares of Company Securities by the Investor and its Affiliates shall be made in compliance with this Agreement and Applicable Laws.

3.3 Transfer.

      (a) Transfer Restrictions.

      The Investor shall not, at any time, directly or indirectly, sell or transfer, or offer to sell or transfer, all or any portion of the Additional Shares acquired pursuant to this Agreement, except:

            (i) as provided in Section 3.3(b);

            (ii) in transactions in compliance with Rule 144 promulgated under the Securities Act, as such rule exists on the date hereof as hereafter amended (or any successor or similar provision governing the resale of the restricted securities); or

            (iii) in any other bona fide sales or transfers to any Person pursuant to an exemption from the registration requirements of the Securities Act, but only if:

                  (A) such Person, together with all of such Person's Affiliates, certify to the Company that such Person, together with such Person's Affiliates and associates (as defined in the Exchange Act), would not Beneficially Own or be a member of any Group that Beneficially Owns, after such sale or transfer, Voting Securities representing Beneficial Ownership of in excess of 12.5% of all then outstanding Voting Securities;

                  (B) the Investor has previously delivered to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that any sale or transfer pursuant to this Section 3.3 is exempt from registration under the Securities Act;

                  (C) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; and

                  (D) the transferee(s) agrees by written instrument to be subject to the terms of this Agreement to the same extent as if such transferee(s) was the original investor hereunder.

      (b) Permitted Transfers.

      The Investor shall be permitted to sell Company Securities that are registered pursuant to an effective registration statement under the Securities Act under Article IV below.

      (c) Recovery of Legal Fees.

      The Company shall be entitled to recover from the Investor all costs and expenses (including, without limitation, court costs and reasonable attorneys fees) incurred by the Company in connection with the enforcement of this Article III against the Investor, or its Affiliates, and all actions or proceedings, in any way, manner or respect arising out of or relating to the enforcement by the Company of its rights under this Article III.

3.4 Compliance with Section 13.

      The Investor shall, promptly and at all times after the date hereof, use Best Efforts to comply with its obligations to make any filings required by
Section 13 of the Exchange Act..

3.5 Director Appointments and Election.

      At the Closing, the Company shall appoint either John Ryan or William Krepick, whichever the Investor shall specify, to a seat on the Company's Board of Directors with a term expiring at the Company's annual shareholders meeting in calendar year 2003.

                                  ARTICLE IV.

                               Registration Rights

4.1 Legend.

      (a) Legend.

      All certificates evidencing the Additional Shares shall bear the following legend, to the extent applicable, which legend will remain on such certificates until such time as the securities represented by such certificates are no longer subject to the legended restrictions, and there is delivered to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such legend is no longer required (at which time new certificates shall be issued at the Company's expense without such legend):

      THIS SECURITY IS SUBJECT TO THE PROVISIONS OF THE STRATEGIC INVESTMENT AGREEMENT DATED AS OF SEPTEMBER 17, 2000 BETWEEN THE ISSUER AND MACROVISION CORPORATION AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE ISSUER. THIS SECURITY WAS SOLD IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

      (b) Removal of Securities Act Legend.

      The Company shall be obligated to reissue promptly unlegended certificates at the request of the Investor, if the Investor shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

      (c) Removal of Blue Sky Legend.

      Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

4.2 Registration on Form S-3.

      If after the earlier of the first (1st) anniversary of the Closing and the occurrence of an event detailed in Section 3.2(b)(i)(B) the Company shall receive from the Investor a written request or requests (such requests shall state the number of Registrable Securities to be disposed of and the intended methods of disposition of such shares by the Investor) that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities, the Company will:

      (a) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Investor's Registrable Securities as are specified in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4.2:

            (i) if the Company shall have already effected two (2) registrations for the Investor under this Section 4.2

            (ii) if Form S-3 (or such successor or similar form) is not available for such offering by the Investor; or

            (iii) if the Investor, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate offering price to the public of less than $1,000,000; or

            (iv) if the Company shall furnish to the Investor a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a single period of not more than ninety (90) days after receipt of the request of the Investor under this Section 4.2 and provided that such right to delay a request shall be exercised by the Company no more than twice in any one-year period; or

            (v) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following, the effective date of any other registration statement filed by the Company under the Securities Act; or

            (vi) if the Company has already effected one (1) registration on Form S-3 for the Investor pursuant to this Section 4.2 within the previous twelve (12) months.

      (b) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request by the Investor.

4.3 Piggyback Registration.

      (a) Piggyback Registration.

      If after the earlier of the first (1st) anniversary of the Closing and the occurrence of an event detailed in Section 3.2(b)(i)(B) the Company proposes to effect a registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to acquisitions by the Company, employee benefit plans and corporate reorganizations) for itself and/or its stockholders, the Company shall notify the Investor in writing at least thirty (30) days prior to filing such registration statement. Thereafter, the Company shall use its Best Efforts to include in such registration statement all or part of such Registrable Securities held by the Investor pursuant to this
Section 4.3, provided however, nothing in this Article IV shall obligate the Company to effect such a registration statement. If the Investor desires to include all or any part of its Registrable Securities in any such registration statement, it shall, within fifteen (15) days after delivery of the above-described notice from the Company, notify the Company in writing of the Investor's intention; the Investor's notice shall state the intended method of disposition of the Registrable Securities by the Investor. If the Investor decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, the Investor shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

      (b) Underwritten Offerings, Cutback.

      If the registration statement under which the Company gives notice under this Section 4.3 is for an underwritten offering, the Company shall so advise the Investor. In such event, or if the registration statement under which the Investor proposes to sell the Registrable Securities under Section 4.2 above, the right of the Investor to be included in a registration pursuant to either Sections 4.2 or 4.3 shall be conditioned upon the Investor's participation in such underwriting and the inclusion of the Investor's Registrable Securities in the underwriting to the extent provided herein. If the Investor proposes to distribute its Registrable Securities through such underwriting, it shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of Registrable Securities to be underwritten in a registration effected under this Section 4.3, the number of Registrable Securities that may be included in the underwriting shall be reduced among the Investor and all other holders of securities who are relying on piggyback rights to include shares in such registration (together, the "Piggyback Investors") on a pro rata basis based on the total number of Registrable Securities sought to be included in the registration by the Piggyback Investors, provided no such reduction shall reduce to less than 25% of any offering the number of shares of the Piggyback Investors requested to be registered. The foregoing limitations in the previous sentence shall not apply to registrations effected pursuant to
Section 4.2. In no event will shares of any other shareholder who does not have piggyback rights or other written contractual rights to require that the Company register its securities be included in such registration, which would reduce the number of shares of Common Stock which may be included by the Piggyback Investors, without the written consent of holders of not less than a majority of the securities proposed to be sold in the offering by the Piggyback Investors.

      (c) Company's Right to Terminate.

      The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.3 prior to the effectiveness of such registration, whether or not the Investor has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4.4(c) hereof.

4.4 Registration Procedures.

      (a) Obligations of the Company.

      Whenever the Company determines to effect any registration in which Registrable Securities held by the Investor are to be included pursuant to
Section 4.3 (the "Subject Securities"), the Company will use its Best Efforts to effect the registration and sale of the Subject Securities in accordance with the intended method of disposition. Without limiting the generality of the foregoing, the Company will expeditiously and as soon as reasonably possible:

            (i) furnish the Investor, without charge, such number of copies of the prospectus included in a registration statement (including each preliminary prospectus), and such other documents, as the Investor may reasonably request;

            (ii) use its Best Efforts to register or qualify the Subject Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as the Investor shall reasonably request or as the managing underwriter(s) shall reasonably recommend, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Investor to consummate the disposition in such jurisdictions of the Subject Securities covered by such registration statement in accordance with the plan of distribution, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified; (B) subject itself to taxation in any such jurisdiction wherein it is not so subject; or (C) consent to general service of process in any such jurisdiction or otherwise take any action that may subject it to the general jurisdiction of the courts of any jurisdiction in which it is not so subject;

            (iii) otherwise use its Best Efforts to comply with all applicable rules and regulations of the SEC, including, without limitation, the following:

                  (A) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its Best Efforts to cause such registration statement to become effective, and, upon the request of the Investor, keep such registration statement effective for up to one hundred eighty (180) days or, if earlier, until the Investor has completed the distribution related thereto; and

                  (B) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

            (iv) immediately notify the Investor, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, if the Company, in its sole judgment, becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and at the request of Investor, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of the securities covered thereby, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

            (v) furnish, at the request of the Investor, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (A) an opinion, dated as of such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Investor, addressed to the underwriters, if any, and to the Investor, and (B) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the Investor, addressed to the underwriters, if any, and, if permitted by applicable accounting standards, to the Investor; and

            (vi) execute and deliver all instruments and documents (including an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as are customary in underwritten public offerings.

      (b) Obligations of the Investor.

      The Investor shall provide (in writing and signed by the Investor and stated to be specifically for use in the related registration statement, preliminary prospectus, prospectus or other document incident thereto) all such information and materials regarding the Investor and the plan of distribution and take all such action as may be reasonably required in order to permit the Company to comply with all applicable requirements of the SEC and any applicable state securities laws and to obtain any desired acceleration of the effective date of any registration statement prepared and filed by the Company pursuant to this Agreement.

            (i) In connection with any registration by the Company of Company Securities pursuant to Section 4.3, each Holder agrees, whether or not any of such Holder's Registrable Securities are included in such registration, not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Company Securities which are similar to the securities included in such registration (other than as part of such underwritten offering), without the consent of the managing underwriter, for a period of 90 days after the date the Company notifies the Holders of its intent to register such Company Securities either Section 4.2 or Section 4.3; provided, however, that if the registration statement filed in connection therewith becomes effective within such 90-day period, such 90-day period shall be extended for such period (not to exceed 45 days after the date such registration statement is declared effective) as may be required pursuant to the terms and conditions of any underwriting agreement entered into in connection with such proposed registration.

            (ii) In connection with a registration effected under Section 4.3, the Company shall at all times retain the right, in its sole discretion, to select any underwriters necessary for making an offering in conjunction with such registration.

      (c) Expenses of Registration.

      All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 4.2 and 4.3 shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the Investor.

4.5 Delay of Registration; Furnishing Information.

      (a) No Injunctions.

      The Investor shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article IV.

      (b) The Investor's Data Conditions Precedent.

      It shall be a condition precedent to the obligations of the Company to take any action with respect to the registration of Registrable Securities held by the Investor that the Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of its Registrable Securities.

4.6 Termination of Registration Rights.

      All registration rights granted under this Agreement shall terminate and be of no further force and effect after December 6, 2009, provided, however, that registration rights granted under this Article IV shall terminate and be of no further force and effect as to the Investor (or transferee holding registration rights hereunder) prior to December 6, 2009, if the Investor and its Affiliates or transferee and its Affiliates can either (a) sell all of its Registrable Securities pursuant to Rule 144 of the Securities Act within any calendar quarter or (b) sell its Registrable Securities pursuant to Rule 144(k) of the Securities Act.

4.7 Indemnification.

      (a) Indemnification.

      In the event any Registrable Securities held by Investor are included in a registration statement:

            (i) Company Indemnification. To the extent permitted by Applicable Law, the Company will indemnify and hold harmless the Investor, the partners, officers and directors of the Investor, any underwriter (as defined in the Securities Act) for the Investor and each Person, if any, who controls the Investor or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation") by the Company: (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse the Investor, partner, officer or director, underwriter or controlling Person for any legal or other expenses as reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 4.7(a)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Investor, partner, officer, director, underwriter or controlling Person of the Investor.

            (ii) Investor Indemnification. To the extent permitted by Applicable Law, the Investor will indemnify and hold harmless the Company, each of its directors, each of its officers, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other holder selling securities under such registration statement or any of such other holder's partners, directors or officers or any Person who controls such holder against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling Person, underwriter or other such holder, or partner, director, officer or controlling Person of such other holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Investor under an instrument duly executed by the Investor and stated to be specifically for use in connection with such registration; and the Investor will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other holder, or partner, officer, director or controlling Person of such other holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.7(a)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this
Section 4.7 exceed the net proceeds from the offering received by the Investor.

      (b) Procedure on Indemnification Claims.

      Promptly after receipt by an indemnified party under this Section 4.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying and indemnified parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other Party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.7, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.7.

      (c) Alternate Remedies.

      If the indemnification provided for in this Section 4.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall, to the extent permitted by Applicable Law, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      (d) Indemnification Obligations Survive.

      The obligations of the Company and the Investor under this Section 4.7 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

      (e) Limits on Settlement Obligation.

      The Investor shall not be obligated to consent to any settlement of any claim entered into by the Company in satisfaction of its indemnification obligations hereunder unless the settlement includes a full and complete release of the Investor.

4.8 Assignment of Registration Rights.

      The rights to cause the Company to register Registrable Securities pursuant to this Article IV may be assigned by the Investor to a transferee or assignee of all or a portion of the Registrable Securities, and by any such transferee or assignee to successive transferees or assignees. The Investor and all such transferees or assignees shall retain all of their rights under this Article IV with respect to any Registrable Securities retained by such Person.

4.9 Limitation on Subsequent Registration Rights.

      Nothing in this Agreement shall be construed to limit or prevent the Company from granting additional parties registration rights on parity with or superior to those granted the Investor hereunder.

4.10 Market Stand-Off Agreement.

      If requested by the Company or a representative of the underwriters of Common Stock (or other securities) of the Company acting reasonably, the Investor shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by the Investor (other than those included in the registration) for a period specified by the representative of the underwriters, not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, and shall enter into an agreement with any of the underwriters stating the same upon such underwriter's request. The foregoing commitment has two limitations: (a) the Investor shall not be required to refrain from selling under this paragraph, unless all officers of the Company enter into similar agreements; and (b) the Investor shall not be required to refrain from selling under this paragraph unless all other holders of the Company's Common Stock owning an equal or a larger percentage of the Company's Common Stock (on an as-converted basis) as the Investor is also required by a representative of the underwriter to enter into market stand-off agreements on the same terms.

      The obligations described in this Section 4.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

4.11 Rule 144 Reporting.

      With a view to making available to the Investor the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its good faith efforts to:

      (a) Do Things that Make Rule 144 Available.

      Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

      (b) File Securities Act and Exchange Act Reports Timely.

      File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act;

      (c) Data to the Investor.

      So long as the Investor owns any Registrable Securities, furnish to the Investor forthwith upon written request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

                                   ARTICLE V.

                              Additional Agreements

5.1 Consents; Approvals.

      The Company and the Investor shall each use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and the Company and the Investor shall make all filings (including, without limitation, all filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and the Investor and the consummation by them of the transactions contemplated hereby. The Company and the Investor shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement. Except where prohibited by applicable statutes and regulations, and subject to that certain confidentiality letter agreement between the Company and the Investor, dated September 15, 2000 (the "Confidentiality Agreement"), each Party shall promptly provide the other (or its counsel) with copies of all filings made by such Party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

5.2 Procedural Safeguards.

      Each Party will take such actions and implement such rules, procedures and methodologies as are reasonably necessary to ensure that the disclosing party's nonpublic, confidential and proprietary business information, including in particular information relating to the disclosing party's specific customers and customer contracts or bids and its prices, pricing plans and policies, and retail selling activities, will not be improperly disclosed by the receiving party. Each Party shall certify in writing, at the request of the other Party made not more often than twice each calendar year, that such procedural safeguards remain in effect and have not been violated as of such date.

                                  ARTICLE VI.

                              Conditions Precedent

6.1 Investor Conditions to Closing.

      The obligation of the Investor to make the investment in the Company contemplated herein shall be subject to the satisfaction of the following conditions precedent, in form and substance satisfactory to the Investor:

      (a) Resolutions; Incumbency.

      The Investor shall have received each of the following:

            (i) Copies of the resolutions of the Board of Directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing by the Secretary or an Assistant Secretary of the Company; and

            (ii) Certificates of the Secretary or Assistant Secretary of the Company, dated as of the Closing, certifying the names, titles and true signatures of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents to be delivered by it hereunder;

      (b) Organization Documents; Good Standing.

      The Investor shall have received each of the following:

            (i) A copy of the Certificate of Incorporation and By-laws as in effect on the Closing, certified by the Secretary or Assistant Secretary of the Company as of the Closing; and

            (ii) A good standing certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation, as of a recent date;

      (c) No Injunction or Restraints; Illegality.

            (i) HSR Act. The waiting period (and any extension thereof applicable to the consummation of the Agreement) under the HSR Act shall have expired or been terminated;

            (ii) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Agreement shall be in effect and no litigation by any governmental entity seeking any of the foregoing shall have been commenced. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to this Agreement, which makes the consummation of this Agreement illegal; and

            (iii) The Investor shall have received a certificate from an officer of the Company certifying that all (A) authorizations, consents or approvals of, notices to or filings with, any governmental agency, including pursuant to the HSR Act, and (B) approvals and consents of any other Person, required in connection with the agreement described herein, shall have been obtained or made and that all applicable waiting periods have expired without notice of any action which seeks to restrain, enjoin or otherwise prohibit or significantly delay the Closing having been taken by any governmental agency;

      (d) Certificate.

      The Investor shall have received a certificate signed by an officer of the Company, dated as of the Closing, stating that the representations and warranties contained in Article II are true and correct on and as of such date, as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

      (e) Representations and Warranties.

      The representations and warranties of the Company contained in Article II shall be true and correct as of the Closing in all material respects as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

      (f) Opinion of Company Counsel.

      The Investor shall have received from Morrison & Foerster, LLP, counsel for the Company, an opinion, dated as of the Closing, in form reasonably acceptable to counsel to the Investor;

      (g) Additional Share Issuance.

      The Company shall have taken all steps necessary to instruct its transfer agent to issue a share certificate to the Investor representing the Additional Shares issued at Closing;

      (h) Due Diligence and Other Documents.

            (i) Within thirty (30) days of the execution of this Agreement, the Investor shall have completed all desired due diligence investigations with respect to the Company and its assets (including, but not limited to, the Intellectual Property), business and operations and shall have concluded in good faith that such investigations have revealed no facts or circumstances, including facts or circumstances that are disclosed herein or in any exhibit hereto, which could reasonably have a Material Adverse Effect on the Company; and

            (ii) The Investor shall have received such other approvals, opinions, documents or materials as the Investor may request; and

      (i) Board of Directors.

      Either John Ryan or William Krepick, whichever the Investor shall specify, shall have been appointed to the Board of Directors of the Company, and shall have entered into an agreement with the Company regarding indemnification and confidentiality, a form of which is attached hereto as Exhibit D (the "Director Agreement").

6.2 Company Conditions to Closing.

      The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent, in form and substance satisfactory to the Company:

      (a) Representations and Warranties True; Performance of Obligations.

      The representations and warranties made by the Investor herein shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if they had been made on and as of the same date, and the Investor shall have performed all obligations and conditions required to be performed or observed by it on or prior to the Closing Date and all documents incident thereto shall be satisfactory in form and content to the Company and its counsel;

      (b) No Injunctions or Restraints; Illegality.

            (i) The waiting period (and any extension thereof applicable to the consummation of the Agreement, under the HSR Act shall have expired or been terminated; and

            (ii) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of this Agreement shall be in effect and no litigation by any governmental entity seeking any of the foregoing shall have been commenced. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to this Agreement, which makes the consummation of this Agreement illegal;

      (c) Consents.

      The Company shall have obtained all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement which need to be obtained prior to the Closing;

      (d) Compliance with all Laws.

      At the Closing, the purchase of the Common Stock by the Investor hereunder shall be legally permitted by all laws and regulations to which the Investor or the Company are subject;

      (e) Payment of Purchase Price.

      The Investor shall have delivered the Total Purchase Price;

      (f) JDA Amendmentt.

      The Company and the Investor shall have entered into the JDA Amendment;
and

      (g) The Investor's designee for director shall have entered into the Director Agreement and a side letter regarding confidentiality in form reasonably acceptable to counsel to the Investor.

                                  ARTICLE VII.

                                  Miscellaneous

7.1 Fees and Expenses.

      Except as specifically noted herein, each Party shall be solely responsible for the payment of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

7.2 Severability.

      If any provision of this Agreement is held by a court of competent jurisdiction (including pursuant to enforcement of any arbitration award under this Agreement) or panel of arbitrators to be invalid, unlawful or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid, lawful and enforceable or, if such modification is not possible, it shall be stricken from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect; provided, however, that, if a provision is so stricken and is of a nature so as to fundamentally alter the economic arrangements of this Agreement, the Party adversely affected may terminate this Agreement by giving to the other Party sixty (60) days' written notice of termination.

7.3 Consent to Jurisdiction.

      For purposes of any suit, action, or legal proceeding permitted under this Agreement, each Party to this Agreement (i) hereby irrevocably submits itself to and consents to the non-exclusive jurisdiction of the United States District Court for the Northern District of California for the purposes of any such suit, action or legal proceeding in connection with this Agreement including to enforce an arbitral resolution, settlement, order or award made pursuant to this Agreement (including pursuant to the U.S. Arbitration Act, or otherwise), and
(ii) to the extent permitted by Applicable Law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or legal proceeding pending in such event, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or legal proceeding is brought in an inconvenient forum or that the venue of the suit, action or legal proceeding is improper. Each Party to this Agreement hereby agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the United States District Court for the Northern District of California.

7.4 Dispute Resolution Procedures.

      (a) Any controversy or claim arising out of or relating to this contract, or the breach thereof between or among the Parties and/or any of their Affiliates under this Agreement, shall be settled, if possible, through good faith negotiations between the relevant parties. Prior to resolving any dispute by means of arbitration or by means of any suit, action or legal proceeding permitted under this Section 7.4, the relevant parties involved in such dispute shall refer such dispute to their respective Chief Executive Officers or equivalent, who shall meet in person to negotiate in good faith the possible resolution thereof on at least two occasions within thirty (30) days before any such party commences arbitration or other litigation permitted under this Agreement (provided, that if any such party fails or refuses to have a representative attend such meetings within such thirty (30) day period, the procedures of this Section 7.4 shall be applicable after the conclusion of such thirty (30) day period); and further provided that (i) any legal proceedings seeking interim equitable relief (including a temporary restraining order or preliminary injunction) until such time as such interim equitable relief can be addressed through arbitration; (ii) proceedings for provisional relief contemplated by Section 7.4(k) below; and (iii) third-party legal proceedings may be commenced immediately.

      (b) In the event such good faith negotiations are unsuccessful, either Party may, after thirty (30) days' written notice to the other, submit any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, to arbitration administered by the American Arbitration Association ("AAA") in accordance with its then existing Commercial Arbitration rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      (c) It is the express agreement of the Parties that the provisions of this Section, including the rules of the AAA and the laws of the State of California referenced herein, as modified by the terms of this Section, shall govern the arbitration of any disputes arising pursuant to this Agreement. In the event of any conflict between the law of the State of California, the law of the arbitral location, and the U.S. Arbitration Act (Title 9, U.S. Code), with respect to any arbitration conducted pursuant to this Agreement, to the extent permissible, it is the express intent of the Parties that the selected governing law, as modified by this Section, shall prevail. To the extent this Section is deemed a separate agreement, independent from this Agreement, Sections 7.2, 7.6, 7.7 and 7.8 are incorporated herein by reference.

      (d) The place of arbitration shall be San Francisco, California, U.S.A.

      (e) In any arbitration pursuant to this Section, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members who shall be appointed by the Parties jointly or, if the Parties cannot agree as to three arbitrators within thirty (30) days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by each of the Company and the Investor within sixty (60) days after the commencement of the arbitration proceeding and the third arbitrator shall be appointed by mutual agreement of such two arbitrators. If such two (2) arbitrators shall fail to agree within seventy-five (75) days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with its then existing rules, but shall be required to have legal experience relevant to the adjudication of the dispute between the Parties. Notwithstanding the foregoing, if any Party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. For purposes of this Section, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which written demand for arbitration has been received by the AAA from one of the Parties (and by the other Party from such Party).

      (f) So long as such award complies with subsection (j) below, an award rendered in connection with an arbitration pursuant to this Section shall be final and binding upon the Parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

      (g) The Parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims between them with respect to the subject matter of the arbitrated dispute. The Parties hereby waive all jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

      (h) The Parties hereby agree that the relationship between the Parties is commercial in nature, and that any disputes between the Parties related to this Agreement shall be deemed commercial.

      (i) With respect to any order issued by the arbitrator(s) pursuant to this Agreement, the Parties expressly agree (i) and consent to the bringing of an action by one

Party against the other in the federal courts of the Northern District of California to enforce and confirm such order; (ii) that such order shall be conclusive proof of the validity of the determination(s) of the arbitrator(s) underlying such order; and (iii) that any court having jurisdiction or any federal court sitting in the Northern District of California may enter judgment upon and enforce such order, whether pursuant to the U.S. Arbitration Act, or otherwise.

      (j) The arbitrators shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision to both Parties. The arbitrator shall apportion to each Party all costs (other than attorneys' fees) incurred in conducting the arbitration in accordance with what he deems just and equitable under the circumstances. Any provisional remedy which would be available to a court of law shall be available from the arbitrator(s) pending arbitration of the dispute. Either Party may make an application to the arbitrator seeking injunctive or other interim relief, and the arbitrator may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall have the authority to award any remedy or relief that a court of the State of California could order or grant, including, without limitation, specific performance or any obligation created under the agreement, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but shall not have the authority to award any remedy or relief that could not be granted by a court in the State of California applying California law.

      (k) The Parties may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

      (l) After the appointment of the arbitrators, the parties to the arbitration shall have the right to take depositions and to obtain discovery regarding the subject matter of the arbitration, and, to that end, to use and exercise all the same rights, remedies, and procedures, and be subject to all of the same duties, liabilities, and obligations in the arbitration with respect to the subject matter thereof, as provided in Chapter 2 (commencing with Section
1985) of, and Article 3 (commencing with Section 2016) of Chapter 3 of Title 3 of Part 4 of the California Code of Civil Procedure, as if the subject matter of the arbitration were pending in a civil action before a superior court in California.

7.5 Brokers.

      Each of the Company and the Investor agrees that it shall indemnify and hold harmless the other and its Affiliates from and against any and all claims, liabilities, or obligations with respect to brokerage or finders' fees or commissions or consulting fees in connection with the transactions contemplated by this Agreement asserted by any Person on the basis of any agreement, statement or representation alleged to have been made by such Party.

7.6 Entire Agreement; Amendments.

      This Agreement and the Schedules and Exhibits hereto collectively contain the entire understanding of the Parties with respect to the matters referred to hereby and thereby, and supercede all prior understandings and agreements with respect to the subject matter of this Agreement. Except as specifically set forth herein and the schedules and exhibits hereto, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to the matters referred to hereby or thereby. No provision of this Agreement may be amended, supplemented or waived other than by a written instrument signed by the Party against whom enforcement of any such amendment, supplement or waiver is sought.

7.7 Notices.

      Any notice or other communication required or permitted to be given herein shall be in writing and shall be effective (a) upon hand delivery or delivery by telex (with correct answerback received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

      If to the Company:

                  DIGIMARC CORPORATION
                  19801 S.W. 72nd Avenue
                  Suite 250
                  Tualatin, OR 97062
                  Telephone: (503) 885-9699
                  Facsimile: (503) 495-4577
                  Attention: Bruce Davis, President & CEO

                  With a copy to:

                  MORRISON & FOERSTER, LLP
                  425 Market Street
                  San Francisco, CA 94105
                  Telephone: (415) 268-7000
                  Facsimile: (415) 268-7522
                  Attention: Gavin B. Grover, Esq.

                  If to the Investor:

                  MACROVISION CORPORATION
                  1341 Orleans Drive
                  Sunnyvale, CA 94089
                  Telephone: (408) 743-8461
                  Facsimile: (408) 743-8610
                  Attention: Ian R. Halifax, Chief Financial Officer

                  With copies to:

                  MANATT, PHELPS & PHILLIPS, LLP
                  1001 Page Mill Road, Building 2
                  Palo Alto, CA 94304
                  Telephone: (650) 812-1320
                  Facsimile: (650) 213-0260
                  Attention: David Herbst, Esq.

Each Party may from time to time change its address for notices under this
Section 7.7 by giving at least ten (10) days' notice of such changed address to the other Party.

7.8 No Waiver.

      No waiver by either Party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future hereof or a waiver of any other provision, condition or request hereof; nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

7.9 Heading.

      The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.10 Successors and Assigns.

      This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. The Parties may amend this Agreement without notice to or the consent of any other Person. Neither Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party (which consent may be withheld for any reason in the sole discretion of the Party from whom consent is given), except as otherwise expressly provided herein. However, the Investor may assign any of its rights or Common Stock to any of its wholly owned affiliates.

7.11 No Third Party Beneficiaries.

      This Agreement is intended for the benefit of the Parties, the indemnified parties under Section 4.7 and their respective permitted successors and assigns, and are not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.12 Governing Law.

      This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

7.13 Further Assurances.

      Each Party agrees to take such further actions, including the execution of such further documents, as may be necessary or desirable, or reasonably requested by the other, in order to carry out the provisions of this Agreement including all reasonable action required to be taken by the Company to enable the consummation of the Closing including convening a meeting of the Company's shareholders.

7.14 Relationship of the Parties.

      For all purposes of this Agreement, the Investor, the Company and all of their respective Affiliates shall be deemed to be independent entities, and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute the Investor and the Company or any of their respective Affiliates as partners, joint venturers, co-owners, an association or any entity separate and apart from each Party itself, nor shall this Agreement make either Party hereto an employee or agent, legal or otherwise, of the other Party for any purposes whatsoever. Neither Party hereto is authorized to make any statements or representations on behalf of the other Party or in any way obligate the other Party, except as expressly authorized in writing by the other Party. Anything in this Agreement to the contrary notwithstanding, neither Party hereto shall assume nor shall be liable for any liabilities or obligations of the other Party, whether past, present or future, except for indemnity obligations expressly undertaken herein.

7.15 Publicity.

      (a) Each Party agrees, and shall cause its Affiliates, not to issue any press release disclosing the terms of, or relating to, this Agreement, without the prior written consent of the other Party; provided, however, that neither Party or its Affiliates shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws. Such disclosing party shall use its Best Efforts to consult with the other Party regarding the issuance of any such press release, or with regard to any public statement disclosing the terms of this Agreement (including but not limited to any required press release or other public statement pursuant to Applicable Laws), and shall use its Best Efforts to obtain confidential treatment for any Confidential Information where such press release or other public statement is required to be made by Applicable Law.

      (b) The Investor hereby acknowledges that it is aware and that its representatives and Affiliates have been advised that applicable securities laws restrict any Person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such material non-public information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. The Parties agree that all information disclosed during the negotiations of this Agreement shall be considered "Confidential Information" and governed by the Confidentiality Agreement.

7.16 Number and Gender of Words.

      Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

7.17 Interpretation.

      When a reference is made in this Agreement or to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule to this Agreement, unless otherwise indicated. Any references to Applicable Laws or a subset thereof shall be deemed to include any amendments or additions thereto from time to time or any successor or similar Applicable Law.

7.18 Counterparts.

      This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties hereto have caused this Strategic Investment Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                        DIGIMARC CORPORATION


                                        By: /s/ E.K. Ranjit
                                           -------------------------------------
                                           Name:  E.K. Ranjit
                                           Title: Chief Financial Officer &
                                                  Secretary


                                        MACROVISION CORPORATION


                                        By: /s/ Ian R. Halifax
                                           -------------------------------------
                                           Name:  Ian R. Halifax
                                           Title: Chief Financial Officer

                                    EXHIBIT A

                                   Definitions

      Any reference in this Agreement to "writing" or cognate expressions includes a reference to electronic or facsimile transmission or comparable means of communications. As used in this Agreement, the following terms shall be defined as follows:

      "AAA" shall have the meaning set forth in Section 7.4(b).

      "Accredited Investor" shall have the meaning set forth in Section 2.2(e).

      "Additional Shares" shall have the meaning set forth in the recitals to this Agreement, which includes all shares of the Common Stock acquired by the Investor pursuant to this Agreement and all shares of Common Stock issued to the Investor upon any stock split, stock dividend, recapitalization or similar event.

      "Affiliate(s)" shall mean any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question, but only for so long as such relationship exists. As used herein, the term "control" shall mean the ability to direct the business of a company and shall be presumed in the case of ownership, directly or indirectly, of shares of stock having at least fifty percent (50%) of the voting power entitled to vote for the election of directors in the case of a corporation, and at least fifty percent (50%) of the voting power and interest in profits in the case of a business entity other than a corporation, or only if less than fifty percent (50%) of the voting power and interest in profits is permitted by Applicable Law, the maximum amount allowed in the country in question (so long as the holder otherwise retains the ability to direct the business of the entity).

      "Agreement" shall have the meaning set forth in the preamble hereto.

      "Applicable Law(s)" shall mean all foreign, federal, state and local laws, statutes, rules and regulations which have been enacted by a Governmental Authority and are in force as of the date hereof or which are enacted by a Governmental Authority and come into force during the term of this Agreement, (including any successor provisions as amended, re-enacted or extended by such Governmental Authority) in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

      "Audit Date" shall have the meaning set forth in Section 2.1(l).

      "Beneficially Owns" or any derivation of such term shall have the same meaning as set forth in Rule 13d-3 under the Exchange Act.

      "Best Efforts" shall be determined under California law and shall mean such reasonable efforts as are consistent with efforts made by businesses of similar size and resources in a similar circumstance and context, to achieve a particular result in a timely manner, but shall not require a Party to take actions that would be commercially unreasonable to such Party in the circumstances.

      "By-laws" shall have the meaning set forth in Section 2.1(c).

      "Certificate of Incorporation" shall have the meaning set forth in Section 2.1(c).

      "Closing" shall have the meaning set forth in Section 1.2.

      "Common Stock" shall have the meaning set forth in the recitals to this Agreement.

      "Company" shall have the meaning set forth in the preamble of this Agreement.

      "Company Securities" shall mean the Original Shares, the Additional Shares acquired hereunder or any of the Company's Common Stock or securities (including options, warrants or rights) convertible into, exchangeable for or exercisable for shares of Common Stock.

      "Confidential Information" shall mean technical and business information relating to a Party's Intellectual Property Rights, trade secret processes or devices, techniques, data, formula, inventions (whether or not patentable) or products, research and development (including research subjects, methods and results), production, manufacturing and engineering processes, computer software, costs, profit or margin information, pricing policies, confidential market information, finances, customers, distribution, sales, marketing, and production and future business plans and any other information of a "confidential" nature, specifically including, without limitation, any information that is identified orally or in writing by the disclosing party to be confidential, or that the receiving party should reasonably understand under the circumstances to be a trade secret of the disclosing party or information of a similar nature that is not generally known to the public.

      "Confidentiality Agreement" shall have the meaning set forth in Section
5.1.

      "Director Agreement" shall have the meaning set forth in Section 6.1(i).

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Galaxy Group" is a group consisting of IBM, NEC, Sony, Hitachi and Pioneer, organized to propose a watermark-based video copy control system responsive to a call for proposals issued by the Copy Protection Technical Working Group (an industry group including representatives of motion picture studios, consumer electronic manufacturers, and information technology companies).

      "GAAP" shall have the meaning set forth in Section 2.1(f).

      "Governmental Authority" shall mean any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Group" shall have the meaning set forth in Section 13(d)(3) of the Exchange Act.

      "HSR Act" shall have the meaning set forth in Section 2.2(c).

      "Intellectual Property" shall have the meaning set forth in Section
2(m)(i).

      "Interim Balance Sheet" shall have the meaning set forth in Section 2.1(g)(ii).

      "Investor" shall have the meaning set forth in the preamble of this Agreement.

      "JDA Amendment" shall have the meaning set forth in Section 1.3.

      "Liabilities" shall have the meaning set forth in Section 2.1(g).

      "Macrovision Percentage" shall have the meaning set forth in the recitals to this Agreement.

      "Material Adverse Effect" shall mean any material adverse effect on the assets, results of operations, properties, business or financial condition of either Party hereto, as applicable, and such Party's subsidiaries taken as a whole.

      "Party" or "Parties" shall mean the Investor, the Company or both, as applicable.

      "Person" shall mean any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization or any Governmental Authority.

      "Philips" shall mean Koninklijke Philips Electronics N.V., a Netherlands corporation.

      "Philips Strategic Investment Agreement" shall have the meaning set forth in the recitals to this Agreement.

      "Piggyback Investors" shall have the meaning set forth in Section 4.3(b).

      "Register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

      "Registrable Securities" means (i) Common Stock of the Company issued or issuable under this Agreement; and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a Person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor's rights under Article IV of this Agreement are not assigned.

      "Registration Expenses" shall mean all expenses incurred by the Company in complying with Section 4.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and the underwriters, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration

(but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

      "Restricted Securities" shall have the meaning set forth in Section
2.2(e).

      "Schedule of Exceptions" shall have the meaning set forth in Section 2.1.

      "SEC" or "Commission" means the Securities and Exchange Commission.

      "SEC Documents" shall have the meaning set forth in Section 2.1(f).

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the sale.

      "Share Price" shall have the meaning set forth in Section 1.1.

      "Standstill Percentage" shall have the meaning set forth in Section 3.2(a)(i).

      "Standstill Period" shall have the meaning set forth in Section 3.2(a).

      "Subject Securities" shall have the meaning set forth in Section 4.4(a).

      "Third Party Intellectual Property License" shall have the meaning set forth in Section 2.1(m)(i).

      "Third Party Intellectual Property Rights" shall have the meaning set forth in Section 2.1(m)(vii).

      "Total Purchase Price" shall have the meaning set forth in Section 1.1.

      "Violation" shall have the meaning set forth in Section 4.7(a)(i).

      "Voting Securities" shall mean any shares of any class of the Company's capital stock with voting rights generally to elect directors of the Company.